EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan of our report dated April 1, 2013, relating to the consolidated financial statements of Sound Financial Bancorp, Inc. and Subsidiary, as of December 31, 2012 and 2011, and for the years then ended, which report is included in the Annual Report on Form 10-K of Sound Financial Bancorp, Inc.

/s/Moss Adams LLP

Everett, Washington
November 12, 2013